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                               US DIAGNOSTIC INC.,
                      (formerly U.S. DIAGNOSTIC LABS INC.)

                   Company

                                       and

                    AMERICAN STOCK TRANSFER & TRUST COMPANY,

                   Trustee

                          FIRST SUPPLEMENTAL INDENTURE

                           Dated as of March 24, 1998

                                       TO

                                    INDENTURE

                           Dated as of March 29, 1996

                           ===========================

                                   $57,500,000

                 9% Subordinated Convertible Debentures Due 2003

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                          FIRST SUPPLEMENTAL INDENTURE

         First Supplemental Indenture dated as of March 24, 1998 (the "First Supplemental Indenture") made and entered into by and between US Diagnostic Inc. (formerly U.S. Diagnostic Labs Inc.) (the "Company") and American Stock Transfer & Trust Company, as Trustee (the "Trustee"), under the Indenture dated as of March 29, 1996 between the Company and the Trustee (the "Indenture"). Terms used but not defined herein shall have the meanings given them in the Indenture.

         WHEREAS, Section 9.2 of the Indenture provides that the Company and the Trustee may, with the written consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Debentures, enter into indentures supplemental thereto; and

         WHEREAS, all things necessary to make this First Supplemental Indenture a valid, binding and legal instrument supplemental to the Indenture have been performed, subject to the terms of the Indenture, including but not limited to obtaining the requisite consent of the Holders; and

         NOW, THEREFORE, each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders of the
Debentures:

                                    ARTICLE I

                                   Amendments

Section 1. Section 1.1 of the Indenture is hereby amended to add the following definition:

                  "Extraordinary Items" means, for purposes of calculating Operating Cash Flow, expenses or losses incurred by the Company for the settlement of certain shareholder litigation, the conduct of certain proceedings with respect to the NASDAQ National Market and certain investigatory proceedings before the Securities and Exchange Commission, and related accounting, legal and professional expenses in the aggregate amount of $10,000,000."

Section 2. The definition of "Operating Cash Flow" set forth in Section 1.1 of the Indenture is hereby amended to add prior to the period a new clause (v) as follows:

                  ", plus (v) Extraordinary Items but only to the extent such Extraordinary Items or a portion thereof were actually included in computing such Consolidated Net Income for such period."

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                                    ARTICLE 2

                                  Miscellaneous

Section 3. This First Supplemental Indenture shall be effective with respect to all Debt incurred on or after January 1, 1998.

Section 4. The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.

Section 5. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the jurisdiction which governs the Indenture and its construction.

Section 6. This First Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be executed as of the day and year first above written.

                                            US DIAGNOSTIC INC.


                                            By:____________________________
                                               Joseph A. Paul
                                               Chief Executive Officer,
                                               President and Director

Attest:

--------------------------------
Francis J. Harkins, Jr., Esq.
Secretary

                                         AMERICAN STOCK TRANSFER & TRUST COMPANY


                                         By:____________________________
                                            Name: Herbert J. Lemmer
                                            Title: Vice President

Attest:

-------------------------
Susan Silber
Assistant Secretary

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